Exhibit 99(2)
INDEPENDENT AUDITORS’ REPORT
To the Stockholders of
Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A.
We have audited the accompanying balance sheet of Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A. (the “Company”) as of December 31, 2009 and the related statements of income, stockholders’ equity, and cash flow for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and the results of its operations and its cash flow for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte
January 30, 2010
Santiago, Chile

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.
BALANCE SHEETS AS OF DECEMBER 31, 2009 AND 2008
(In thousands of United States dollars — ThUS$)
(The 2008 and 2007 financial statements are unaudited)

	Notes	2009	2008
		ThUS$	ThUS$
			(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents		3,632	2,617
Trade receivables	3	29,516	23,995
Accounts receivable from related companies	6	1,580	371
Inventories	3	8,482	9,626
Prepaid expenses and other current assets	3	681	531
Deferred income taxes	9	1,114	708

Total current assets		45,005	37,848

PROPERTY, PLANT AND EQUIPMENT:
Buildings		1,322	1,322
Camps		216	224
Machinery and equipment		26,805	22,624
Vehicles		14,198	14,112
Office furniture and equipment		67	67
Machinery and vehicles acquired under capital leases		20,117	18,016

		62,725	56,365
Less — accumulated depreciation		(35,531)	(28,815)

Net property, plant and equipment		27,194	27,550

OTHER ASSETS:
Account receivables from related companies	6	100	347
Investment in affiliate	5	116	54

Total other assets		216	401

TOTAL ASSETS		72,415	65,799

The accompanying notes are an integral part of these financial statements

	Notes	2009	2008
		ThUS$	ThUS$
			(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Short-term debt	7	—	5,957
Current maturities of long-term debt	7	253	306
Current maturities of capital leases	8	5,162	4,688
Accounts payable	3	9,755	9,180
Accounts payable to related companies	6	1,108	—
Withholdings and accrued expenses	3	5,843	3,783
Unearned income	3	908	1,144
Income taxes payable		1,258	1,941
Other current liabilities		1,848	1,088

Total current liabilities		26,135	28,087

LONG-TERM LIABILITIES:
Long-term debt	7	107	284
Capital leases	8	848	3,560
Unearned income	3	3,286	2,956
Deferred income taxes	9	1,987	988

Total long-term liabilities		6,228	7,788

STOCKHOLDERS’ EQUITY:
Common stock		310	310
Retained earnings		39,742	29,614

Total stockholders’ equity		40,052	29,924

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		72,415	65,799

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(In thousands of United States dollars — ThUS$)
(The 2008 and 2007 financial statements are unaudited)

	Notes	2009	2008	2007
		ThUS$	ThUS$	ThUS$
			(Unaudited)	(Unaudited)
REVENUES		144,866	136,922	85,915

COST OF REVENUES		(121,583)	(119,471)	(75,615)

GROSS PROFIT		23,283	17,451	10,300

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES		(6,191)	(4,125)	(2,012)

OPERATING INCOME		17,092	13,326	8,288

OTHER INCOME (EXPENSE):
Equity in net earnings of affiliate		50	33	14
Financial expense		(939)	(958)	(336)
Exchange differences		(144)	(111)	(33)

Other income (expense)		(1,033)	(1,036)	(355)

Income before income taxes		16,059	12,290	7,933

Income tax expense	9	(3,031)	(1,491)	(1,256)

Net income		13,028	10,799	6,677

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.
STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(In thousands of United States dollars — ThUS$)
(The 2008 and 2007 financial statements are unaudited)

	Common	Stock	Retained	Total
	Shares	Amount	earnings	equity
		ThUS$	ThUS$	ThUS$
Balance as of January 1, 2007	3,600,000	310	15,638	15,948
Dividends distribution		—	(1,500)	(1,500)
Comprehensive income:
Net income		—	6,677	6,677

Balance as of December 31, 2007	3,600,000	310	20,815	21,125
Dividends distribution		—	(2,000)	(2,000)
Comprehensive income:
Net income		—	10,799	10,799

Balance as of December 31, 2008	3,600,000	310	29,614	29,924
Dividends distribution		—	(2,900)	(2,900)
Comprehensive income:
Net income		—	13,028	13,028

Balance as of December 31, 2009		310	39,742	40,052

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.
STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2009, 2008 AND 2007
(In thousands of United States dollars — ThUS$)
(The 2008 and 2007 financial statements are unaudited)

	2009	2008	2007
	ThUS$	ThUS$	ThUS$
		(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Collection of trade account receivables	167,105	155,747	88,421
Other income received	494	1,376	1,625
Payments to suppliers and personnel	(133,182)	(128,754)	(81,533)
Payment of interest	(939)	(953)	—
VAT and similar items paid	(13,529)	(9,153)	(5,533)

Total net cash flows provided by operating activities	19,949	18,263	2,980

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of leasing	(4,119)	(3,949)	(2,225)
Leaseback	—	9,159	4,621
Loans	8,027	16,188	8,322
Dividend payments	(2,900)	(2,000)	(1,500)
Bank short term borrowings	(13,646)	(21,162)	(3,573)

Total net cash flow used in financing activities	(12,638)	(1,764)	5,645

CASH FLOWS FROM INVESTMENT ACTIVITIES:
Purchases of fixed assets	(6,296)	(15,732)	(9,917)

Total net cash flow (used in) provided by investment activities	(6,296)	(15,732)	(9,917)

NET INCREASE (DECREASE) IN CASH FLOWS FOR THE YEAR	1,015	767	(1,292)

CASH AND CASH EQUIVALENTS AT BEGINING OF YEAR	2,617	1,850	3,142

CASH AND CASH EQUIVALENTS AT THE END OF YEAR	3,632	2,617	1,850

The accompanying notes are an integral part of these financial statements

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS GEOTEC BOYLES BROS S.A.
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(In thousands of United States dollars — ThUS$)
(The 2008 and 2007 financial statements are unaudited)

	2009	2008	2007
	ThUS$	ThUS$	ThUS$
		(Unaudited)	(Unaudited)
RECONCILIATION BETWEEN NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES AND NET INCOME FOR THE YEAR:
Net income	13,028	10,799	6,677

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,809	5,648	3,542
Net foreign exchange differences	144	111	33
Equity share in net income of related company	(50)	(33)	(14)
Allowance for inventory reserve	220	315	300
Deferred income taxes	593	(267)	131

Changes in operating assets (increases) decreases:
Trade account receivables	(5,521)	(4,066)	(11,519)
Inventories	924	(5,167)	(2,461)
Other assets	(150)	1,263	(695)
Due from related companies	(962)	1,314	(1,670)

Changes in operating liabilities increases (decreases):
Accounts payable related to operating income	575	2,239	6,795
Other accounts payable	3,928	478	805
Unearned revenues	94	4,100	519
VAT and similar payables	(683)	1,529	537

NET CASH PROVIDED BY OPERATING ACTIVITIES	19,949	18,263	2,980

SOCIEDAD DE SERVICIOS TECNICOS GEOLOGICOS
GEOTEC BOYLES BROS S.A.
NOTES TO FINANCIAL STATEMENTS
(In thousands of United States dollars — ThUS$)
(The 2008 and 2007 financial statements are unaudited)
Note 1. Description of business
The Company provides mining prospection services principally in the area of drilling and maintenance and recovery of water wells.
Note 2. Summary of significant accounting policies
Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
Foreign Currency Transactions and Translation - The currency of the country in which the Company is incorporated is the Chilean pesos. Management determined the U.S. dollar as the Company’s functional currency in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 52 (codified in FASB ASC Topic 830). Accordingly, the Company remeasured into U.S. dollars monetary assets and liabilities at year-end exchange rates while nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for depreciation which is remeasured at historical rates. Gains or losses from changes in exchange rates are recognized in income in the year of occurrence. Exchange differences gains (losses) for 2009, 2008 and 2007 amounted to ThUS$(144), ThUS$(111) and ThUS$(33), respectively.
Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Inventories - Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the weighted average method. Allowances are recorded for inventory considered to be excess or obsolete. The amount of allowance for inventory reserve as of December 31, 2009 and 2008 was ThUS$885 and ThUS$665, respectively.
Property, plant and equipment - Property, plant and equipment are recorded at cost. Assets acquired under capital leases are recorded as acquisitions of property, plant and equipment, in an amount equivalent to the lower of; present value of the minimum lease payments, plus the present value of the purchase option and market value. The assets will be legally owned by the Company only when it exercises the purchase option.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Depreciation expense for assets owned was ThUS$4,564, ThUS$3,623 and ThUS$2,504 in 2009, 2008 and 2007, respectively. Depreciation expense for leased assets was ThUS$3,245, ThUS$2,025 and ThUS$1,038 in 2009, 2008 and 2007, respectively. The useful lives used for the items within each property classification are as follows:

Years
Buildings	20
Camps	1
Machinery and equipment	5
Vehicles	3 to 5
Leased assets	5
Impairment of Long-Lived Assets - Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company has determined that no impairment of long-lived assets was required, as of December 31, 2009 and 2008.
Revenue recognition- Revenues from contracts for the Company’s mineral exploration drilling services are billable based on the quantity of drilling performed. Thus, revenues for these drilling contracts are recognized on the basis of actual footage or meterage drilled. Revenues from contracts for maintenance and recovery of water wells are recognized upon rendering of such services.
Allowance for doubtful accounts - The Company estimates the allowance based on an individual analysis of customer credit worthiness and payment capacity. The Company has determined that no allowance for doubtful accounts was required, as of December 31, 2009 and 2008.
Cash and cash equivalents - The Company considers investments with an original maturity of three months or less when purchased to be cash equivalents. The Company’s cash equivalents included ThUS$1,972 of short term money market funds as of December 31, 2009 (none was held as of December 31, 2008). The carrying value of cash and cash equivalents approximates fair value.
Accrued expenses - Vacation cost are accrued as an expense in the year in which earned.
Income taxes - Income taxes are provided using the asset-and-liability method, in which deferred taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred tax assets are reviewed for recoverability and valuation allowances are provided as necessary. Provision for income taxes are made in accordance with Chilean tax regulations.
Investment in affiliated companies - Investments in affiliates (20% to 50% owned) in which the Company has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method.

Fair Value of Financial Instruments -The carrying amounts of financial instruments, including cash and cash equivalents, trade and note receivables, accounts and notes payable and accrued expenses approximate fair value as of December 31, 2009 and 2008, because of the relatively short maturity of those instruments. See Note 7 for disclosure regarding the fair value of indebtedness of the Company.
Note 3. Composition of Certain Financial Statement Captions

	December 31,
	2009	2008
		(unaudited)
(in thousands of U.S. dollars - ThUS$)	ThUS$	ThUS$
Accounts receivable, net
Accounts receivable	29,516	23,995
Less allowance for doubtful accounts	—	—

	29,516	23,995

Inventories, net
Bits and diamonds	956	816
Bars and casings	5,330	6,466
Spare parts and other	3,081	3,009
Less inventory reserve	(885)	(665)

	8,482	9,626

Prepaid expenses and other current assets
Prepaid expenses	469	390
Other receivable	212	141

	681	531

Account payable
Foreign suppliers	9,704	8,658
Domestic suppliers	51	522

	9,755	9,180

Withholdings and accrued expenses
Vacation benefits	2,571	1,763
Withholdings	2,134	1,464
Other	1,139	556

	5,843	3,783

Unearned income — current portion
Advances from customers	908	1,144

	908	1,144

Unearned income — long term portion
Advances from customers	3,286	2,956

	3,286	2,956

Unearned income as of December 31, 2009 and 2008, relates to an advance payment received from customer Minera Escondida for a total amount of ThUS$4,194 and ThUS$4,100, respectively, for drilling integral services provided, which will be recognized over 60 monthly installments (48 in 2008) in accordance to actual footage or meterage drilled. As of December 31, 2009 and 2008 the outstanding balance correspond to 48 and 43 monthly installments, respectively, equivalent to ThUS$908 and ThUS$1,144 as current portion and ThUS$3,286 and ThUS$2,956 as long term portion. For this transaction the Company has issued letters of guarantee (see Note 11).
The following table reflects the changes in the allowance for doubtful accounts and allowance for inventory reserve accounts:

	Beginning	Charged to		Charged	Ending
	balance	expense	Written-off	to other	balance
(in thousands of U.S. dollars - ThUS$)	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
2009
Allowance for doubtful accounts	—	—	—	—	—

Allowance for inventory reserve	665	220	—	—	885

2008 (unaudited)
Allowance for doubtful accounts	—	—	—	—	—

Allowance for inventory reserve	350	315	—	—	665

Note 4. Supplemental Cash Flow Information
Supplemental cash flow information is summarized as follows:

	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2009	December 31, 2008	December 31, 2007
		(unaudited)	(unaudited)
(in thousands of U.S. dollars - ThUS$)	ThUS$	ThUS$	ThUS$
Income taxes paid	2,050	1,436	837
Non-cash items	—	—	—

Note 5. Investment in Affiliates
The Company holds jointly controlled interest of 50% in Centro Internacional de Formación S.A. and Geoestrella S.A., which is carried at the equity share of the investments considered at the date acquired, plus the Company’s equity in undistributed earnings from that date.
Summarized financial information of the affiliate as of December 31, 2009, 2008 and 2007, and for the years then ended, was as follows:

12.31.2009	Non-current	Current	Non-current	Current		Net	Undistributed
Company	assets	assets	liabilities	liabilities	Equity	income	earnings
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Formación S.A.	4	207	—	17	194	61	89
Geoestrella S.A.	1,042	4,174	106	5,110	39	39	—

	Non-current	Current	Non-current	Current		Net	Undistributed
12.31.2008	assets	assets	liabilities	liabilities	Equity	income	earnings
Company	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Formación S.A.	2	136	—	30	108	66	31
Geoestrella S.A.	—	—	—	—	—	—	—

	Non-current	Current	Non-current	Current		Net	Undistributed
12.31.2007	assets	assets	liabilities	liabilities	Equity	income	earnings
Company	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Centro Internacional de Formación S.A.	1	63	—	14	50	28	(1)
Geoestrella S.A.	—	—	—	—	—	—	—
Note 6. Related party transactions
The Company is affiliated with a number of companies through common ownership. The balances of related party receivables and payables at year end and transactions during the year are as follows:

	Accounts receivable / payables				Transactions
	Short	Long	Short	Long	Sales and			Purchases and
	term	term	term	term	other revenues			other costs
	2009		2008		2009	2008	2007	2009	2008	2007
			(unaudited)			(unaudited)	(unaudited)		(unaudited)	(unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Due from related companies:
Inmobiliaria Plantel Industrial Ltda. (Ex — Plantel Industrial S.A.)	—	—	—	—	—	—	—	747	773	446
Geoductos Chile S.A.	—	—	—	—	—	3	10	—	12	—
Geotec Perú S.A.	—	—	—	—	—	37	1,026	2,018	59	—
Boytec Sondajes de México S.A.	247	100	371	347	70	1,030	1,186	9	18	—
Sondajes Colombia S.A.	—	—	—	—	—	318	261	—	—	—
Diamantina Christensen Inc.	—	—	—	—	—	277	183	—	—	—
Geoestrella S.A	1,333	—	—	—	316	—	—	—	—	—

Totals	1,580	100	371	347

Due to related companies:
Christensen Comercial S.A.	5	—	—	—	7	8	5	6	3	2
Christensen Chile S.A.	1,103	—	—	—	516	618	638	14,099	17,851	7,411

Totals	1,108	—	—	—

Inmobiliaria Plantel Industrial Ltda.:
On August 2002, the Company leases an industrial plant located in the city of Santiago to Inmobiliaria Plantel Industrial Ltda. The monthly installment for the year 2009 was ThUS$30 (ThUS$26 in 2008).
On June 2007, the Company leases an industrial plant located in the city of Antofagasta to Inmobiliaria Plantel Industrial Ltda. The monthly installment for the year 2009 was ThUS$36 (ThUS$30 in 2008).
Future minimum rental payments required under operating leases in excess of one year from December 31, 2009 and 2008, are as follows:

2008
	2009	(unaudited)
	ThUS$	ThUS$
2009	—	672
2010	702	594
2011	—	—
2012	—	—
2013	—	—
Thereafter	—	—
Boytec Sondajes de México S.A.:
On August 2002, the Company received a loan from Boytec Sondajes de México S.A. for ThUS$355. The loan matures on March 2010, and it bears an interest of 7.68% in the year 2009 (6.2% in 2008).
On July 2007, the Company received a loan from Boytec Sondajes de México S.A. for ThUS$357. The loan matures on June 2010, and it bears an interest of 7.44% in the year 2009 (6.1% in 2008).
On September 2008, the Company received a loan from Boytec Sondajes de México S.A. for ThUS$400. The loan matures on July 2011, and it bears an interest of 10.80% in the year 2009 (9.0% in 2008).
Christensen Chile S.A.: The account payable to Christensen Chile S.A. relates to purchases of raw materials used in production.
Geoestrella S.A.: The account receivable from Geoestrella S.A. corresponds to mercantile account transactions.
The accounts payable and receivable with related parties are being paid or received within the normal business cycle of the Company, as other suppliers or customers, and therefore do not bear any interest.

Note 7. Short Term and Long Term Debt
Short Term Debt:
The short-term debt relates to borrowings for working capital during 2008 and letters of credit issued to finance the purchase of machinery.

Financial					Issuance	Expiration
Institution	Transaction	Beneficiary	Currency	Rate	date	date	2009	2008
								(unaudited)
							ThUS$	ThUS$
Banco Santander	Loans	—	Ch$	4.68%	Dec - 2008	Mar - 2009	—	3,155
Banco BBVA	Loans	—	Ch$	6.72%	Dec - 2008	Mar - 2009	—	943
Banco Santander	Letter of credit	Scramm Inc.	US$	3.84%	Dec - 2008	Feb - 2009	—	948
Banco de Chile	Letter of credit	Scramm Inc.	US$	5.09%	Aug -2008	Feb - 2009	—	912

Totals							—	5,957

Long Term Debt:
The banks borrowings correspond to three loans with Banco Security for a total amount of ThUS$360 and ThUS$590 as of December 31, 2009 and 2008, respectively (including ThUS$253 and ThUS$306 short term). These loans have an annual nominal interest rate of 7.68%, 7.44% and 10.8% (6.2%, 6.1% and 9% in 2008), and are repayable in fixed monthly installments through March 26, 2010, July 04, 2010 and July 30, 2011, respectively.
The purpose of those loans was to finance the purchase of a machinery from the related party Boytec Sondajes de México S.A. The Company recorded an account receivable for the same amount and terms of the bank liability as of December 31, 2009 and 2008 (See Note 6).
Debt outstanding as of December 31, 2009 and 2008, whose carrying value approximates fair value, was as follows:

Financial			Short-term portion		Long-term
Institution	Transaction	Currency	2009	2008	2009	2008
				(unaudited)		(unaudited)
			ThUS$	ThUS$	ThUS$	ThUS$
Banco Security	Loans	Ch$	253	306	107	284

As of December 31, 2009 and 2008, debt outstanding will mature by fiscal year as follows:

(in thousands of U.S. dollars - ThUS$)	2009
2009	—
2010	253
2011	107

Totals	360

Note 8. Leases
The Company has entered into seven sale and leaseback contracts with the following banks, Banco de Chile, Santander — Santiago, Banco Security and BBVA, for a total of UF244.704 (is an inflation-indexed, Chilean peso-denominated monetary unit. The UF rate is set daily in advance based on the change in the Consumer Price Index in relation to the previous month as reported in the monthly publication of the Central Bank of Chile); which are payable in monthly installments throughout the year 2012 and subject to a monthly average interest rate of 0.6%. The assets acquired are trucks, perforators and machinery, and the details of the years to maturity is as follows:

Years to maturity	2009
ThUS$
2010	5,162
2011	828
2012	20

Totals	6,010

Note 9. Income taxes
Income before income taxes is as follows:

	For the Year Ended December 31,
	2009	2008	2007
	ThUS$	ThUS$	ThUS$
(in thousands of U.S. dollars - ThUS$)		(unaudited)	(unaudited)
Income before income taxes	16,059	12,290	7,933

The benefit/(expense) for incomes taxes consists of the following:

	For the Year Ended December 31,
	2009	2008	2007
	ThUS$	ThUS$	ThUS$
(in thousands of U.S. dollars - ThUS$)		(unaudited)	(unaudited)
Current taxes	(2,438)	(1,758)	(1,125)

Deferred taxes	(593)	267	(131)

Total, net	(3,031)	(1,491)	(1,256)

Deferred income tax assets and liabilities as of December 31, 2009 and 2008 are comprised of the following:

	Short term		Long-term
	December 31,		December 31,
	2009	2008	2009	2008
	ThUS$	ThUS$	ThUS$	ThUS$
(in thousands of U.S. dollars - ThUS$)		(unaudited)		(unaudited)
Deferred income tax assets:
Vacation accruals	437	300	—	—
Unearned income	178	254	—	—
Other provision	310	40	—	—
Inventory reserve	189	114	—	—

Deferred income tax assets	1,114	708	—	—

Deferred income tax liabilities:
Property, plant and equipment	—	—	787	376
Leases	—	—	1,200	612

Deferred income tax liabilities	—	—	1,987	988

A reconciliation of the total income tax expense to the statutory tax rate is as follows:

			For the year ended		For the year ended
	For the year ended		December 31, 2008		December 31, 2007
	December 31, 2009		(unaudited)		(unaudited)
	Amount	Effective	Amount	Effective	Amount	Effective
(in thousands of U.S. dollars - ThUS$)	ThUS$	Rate	ThUS$	Rate	ThUS$	Rate
Income tax at statutory tax rate	2,730	17.00%	2,089	17.00%	1,349	17.00%
Difference in tax expense resulting from:
Non deductible expenses	(8)	-0.05%	—	0.00%	—	0.00%
Permanent differences	(122)	-0.76%	12	0.10%	19	0.24%
Other	431	2.68%	(610)	-4.96%	(112)	-1.41%

	3,031	18.87%	1,491	12.13%	1,256	15.83%

Effective January 1st, 2007, we adopted FIN 48, “Accounting for Uncertainty in Income Taxes” (codified primarily in FASB ASC Topic 740, Income Taxes). Formerly FIN 48, ASC 740 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with former SFAS No. 109, “Accounting for Income Taxes” (codified primarily in FASB ASC Topic 740, Income Taxes). ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 requires that we determine whether the benefit of our tax positions are more likely than not to be sustained upon audit, based on the technical merits of the tax position. For tax positions that are more likely than not to be sustained upon audit, we recognize the greatest amount of the benefit that is more likely than not to be sustained in our financial statements. For tax positions that are not more likely than not to be sustained upon audit, we do not recognize any portion of the benefit in our financial statements. The provisions of ASC 740 also provide guidance on de recognition, classification, interest and penalties, accounting in interim periods, and disclosure. As a result of implementing FIN 48, there was no impact on the Company’s financial statements from the adoption of this interpretation. In addition, as of the date of the adoption of FIN 48, the Company did not have any accrued interest and penalties related to unrecognized tax benefits.
We are potentially subject to income tax audits in Chile until the applicable statute of limitations expire. Tax audits by their nature are often complex and can require several years to complete. The following tax years subject to examination are 2004 through 2009.
Note 10. Stockholders’ equity
Common stock - As of December 31, 2009, common stock authorized and outstanding consists of 3,600,000 shares with a nominal value of US$0.086 each (as of December 31, 2008, US$0.086 each).
Dividend distribution - As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on March, April, June, August, September and November of 2009 to pay dividends of US$0.1132, US$0.1396, US$.1471, US$0.1355, US$0.1381 and US$0.143 per share, respectively. The total dividend distribution amounted to ThUS$2,900.
As approved at the Ordinary Stockholders’ meeting, the Board of Directors agreed on April 28th, June 26th, September 04th, and November 7th of 2008 to pay dividends of US$0.1389, US$0.1389, US$0.1389 and US$0.1389 per share. The total dividend distribution amounted to ThUS$2,000.

Note 11. Guarantees
In 2009, the Company has given letters of guarantee to customers for the fulfillment of contracts and proposals, amounting to ThUS$9,146. This amount includes ThUS$4,474 from the client Minera Escondida Ltda.

		Letter of	Issuance	Expire
Bank issuer	Beneficiary	guarantee	date	date	Amount
					ThUS$
CorpBanca	Central Restaurant Aramark	—	—	5/1/2010	41
Security	Cia. Min. Ines de Collahuasi SCM	200786	6/8/2007	7/1/2010	405
BBVA	Codelco Chile	70823	12/10/2009	4/16/2010	256
CorpBanca	Codelco Chile Div. Norte	50324	12/2/2008	2/28/2010	1,438
CorpBanca	Codelco Chile Div. Norte	57872	7/23/2009	5/30/2010	1,252
CorpBanca	Codelco Chile Div. Norte	61053	10/14/2009	4/8/2010	146
BBVA	Codelco Chile Div. Norte	70682	10/29/2009	3/26/2011	91
BBVA	Codelco Chile Div. Norte	70683	10/29/2009	2/28/2011	467
CorpBanca	Compass Catering S.A.	59102	9/14/2009	10/31/2010	71
Santander Stgo.	Min. Escondida Ltda.	8798	7/1/2008	1/30/2010	120
Santander Stgo.	Min. Escondida Ltda.	8802	7/1/2008	2/28/2010	120
Santander Stgo.	Min. Escondida Ltda.	8808	7/1/2008	3/30/2010	120
Santander Stgo.	Min. Escondida Ltda.	8804	7/1/2008	4/30/2010	120
Santander Stgo.	Min. Escondida Ltda.	8806	7/1/2008	5/30/2010	120
Santander Stgo.	Min. Escondida Ltda.	8810	7/1/2008	6/30/2010	120
Santander Stgo.	Min. Escondida Ltda.	8812	7/1/2008	7/30/2010	120
Santander Stgo.	Min. Escondida Ltda.	8825	7/1/2008	8/30/2010	120
Santander Stgo.	Min. Escondida Ltda.	8826	7/1/2008	9/30/2010	120
Santander Stgo.	Min. Escondida Ltda.	8829	7/1/2008	10/30/2010	120
Santander Stgo.	Min. Escondida Ltda.	8831	7/1/2008	11/30/2010	120
Santander Stgo.	Min. Escondida Ltda.	8833	7/1/2008	12/30/2010	120
Santander Stgo.	Min. Escondida Ltda.	8835	7/1/2008	1/30/2011	120
Santander Stgo.	Min. Escondida Ltda.	8853	7/1/2008	2/28/2011	120
Santander Stgo.	Min. Escondida Ltda.	8858	7/1/2008	3/30/2011	120
Santander Stgo.	Min. Escondida Ltda.	8857	7/1/2008	4/30/2011	120
Santander Stgo.	Min. Escondida Ltda.	8855	7/1/2008	5/30/2011	120
Santander Stgo.	Min. Escondida Ltda.	8861	7/1/2008	6/30/2011	120
Santander Stgo.	Min. Escondida Ltda.	8871	7/1/2008	7/30/2011	120
Santander Stgo.	Min. Escondida Ltda.	8873	7/1/2008	8/30/2011	120
Santander Stgo.	Min. Escondida Ltda.	8875	7/1/2008	9/30/2011	120
Santander Stgo.	Min. Escondida Ltda.	8754	7/1/2008	10/30/2011	120
Santander Stgo.	Min. Escondida Ltda.	8759	7/1/2008	11/30/2011	120
Santander Stgo.	Min. Escondida Ltda.	8761	7/1/2008	12/30/2011	120
Santander Stgo.	Min. Escondida Ltda.	8767	7/1/2008	1/30/2012	120
Santander Stgo.	Min. Escondida Ltda.	8878	7/1/2008	2/28/2012	120
Santander Stgo.	Min. Escondida Ltda.	8880	7/1/2008	3/30/2012	120
Santander Stgo.	Min. Escondida Ltda.	8795	7/1/2008	4/30/2012	120
Santander Stgo.	Min. Escondida Ltda.	8801	7/1/2008	5/30/2012	120
Santander Stgo.	Min. Escondida Ltda.	8796	7/1/2008	6/30/2012	120
BBVA	Min. Escondida Ltda.	60269	6/2/2009	6/2/2010	460
BBVA	Min. Escondida Ltda.	59753	5/8/2009	5/8/2010	414
BBVA	Minera Spence S.A.	59752	5/8/2009	4/30/2010	499
CorpBanca	Soc Contractual Minera Tres Valles	63997	12/28/2009	4/30/2010	6

				Totals	9,146

In 2008, the Company has given letters of guarantee to customers for the fulfillment of contracts and proposals, amounting to ThUS$7,788. This amount includes ThUS$4,327 from the client Minera Escondida Ltda.

		Letter of	Issuance	Expire
Bank issuer	Beneficiary	guarantee	date	date	Amount
					ThUS$
CorpBanca	Cerro Colorado	43137	8/31/2008	12/31/2009	269
Security	Cía. Min. Ines de Collahuasi SCM	200786	6/30/2007	7/1/2010	330
CorpBanca	Cía. Minera Latino Americana Ltda.	46717	10/31/2008	4/7/2009	349
CorpBanca	Cía. Minera Latino Americana Ltda.	46707	10/31/2008	4/7/2009	53
CorpBanca	Codelco Chile Div. Norte	50324	12/31/2008	2/28/2010	1,029
Santander Stgo.	Min. Escondida Ltda.	8750	7/31/2008	1/30/2009	95
Santander Stgo.	Min. Escondida Ltda.	8769	7/31/2008	2/28/2009	95
Santander Stgo.	Min. Escondida Ltda.	8771	7/31/2008	3/30/2009	95
Santander Stgo.	Min. Escondida Ltda.	8778	7/31/2008	4/30/2009	95
Santander Stgo.	Min. Escondida Ltda.	8877	7/31/2008	5/30/2009	95
Santander Stgo.	Min. Escondida Ltda.	8774	7/31/2008	6/30/2009	95
Santander Stgo.	Min. Escondida Ltda.	8738	7/31/2008	7/30/2009	95
Santander Stgo.	Min. Escondida Ltda.	8740	7/31/2008	8/30/2009	95
Santander Stgo.	Min. Escondida Ltda.	8742	7/31/2008	9/30/2009	95
Santander Stgo.	Min. Escondida Ltda.	8792	7/31/2008	10/30/2009	95
Santander Stgo.	Min. Escondida Ltda.	8779	7/31/2008	11/30/2009	95
Santander Stgo.	Min. Escondida Ltda.	8869	7/31/2008	12/30/2009	95
Santander Stgo.	Min. Escondida Ltda.	8798	7/31/2008	1/30/2010	95
Santander Stgo.	Min. Escondida Ltda.	8802	7/31/2008	2/28/2010	95
Santander Stgo.	Min. Escondida Ltda.	8808	7/31/2008	3/30/2010	95
Santander Stgo.	Min. Escondida Ltda.	8804	7/31/2008	4/30/2010	95
Santander Stgo.	Min. Escondida Ltda.	8806	7/31/2008	5/30/2010	95
Santander Stgo.	Min. Escondida Ltda.	8810	7/31/2008	6/30/2010	95
Santander Stgo.	Min. Escondida Ltda.	8812	7/31/2008	7/30/2010	95
Santander Stgo.	Min. Escondida Ltda.	8825	7/31/2008	8/30/2010	95
Santander Stgo.	Min. Escondida Ltda.	8826	7/31/2008	9/30/2010	95
Santander Stgo.	Min. Escondida Ltda.	8829	7/31/2008	10/30/2010	95
Santander Stgo.	Min. Escondida Ltda.	8831	7/31/2008	11/30/2010	95
Santander Stgo.	Min. Escondida Ltda.	8833	7/31/2008	12/30/2010	95
Santander Stgo.	Min. Escondida Ltda.	8835	7/31/2008	1/30/2011	95
Santander Stgo.	Min. Escondida Ltda.	8853	7/31/2008	2/28/2011	95
Santander Stgo.	Min. Escondida Ltda.	8858	7/31/2008	3/30/2011	95
Santander Stgo.	Min. Escondida Ltda.	8857	7/31/2008	4/30/2011	95
Santander Stgo.	Min. Escondida Ltda.	8855	7/31/2008	5/30/2011	95
Santander Stgo.	Min. Escondida Ltda.	8861	7/31/2008	6/30/2011	95
Santander Stgo.	Min. Escondida Ltda.	8871	7/31/2008	7/30/2011	95
Santander Stgo.	Min. Escondida Ltda.	8873	7/31/2008	8/30/2011	95
Santander Stgo.	Min. Escondida Ltda.	8875	7/31/2008	9/30/2011	95
Santander Stgo.	Min. Escondida Ltda.	8754	7/31/2008	10/30/2011	95
Santander Stgo.	Min. Escondida Ltda.	8759	7/31/2008	11/30/2011	95
Santander Stgo.	Min. Escondida Ltda.	8761	7/31/2008	12/30/2011	95
Santander Stgo.	Min. Escondida Ltda.	8767	7/31/2008	1/30/2012	95
Santander Stgo.	Min. Escondida Ltda.	8878	7/31/2008	2/28/2012	95
Santander Stgo.	Min. Escondida Ltda.	8880	7/31/2008	3/30/2012	95
Santander Stgo.	Min. Escondida Ltda.	8795	7/31/2008	4/30/2012	95
Santander Stgo.	Min. Escondida Ltda.	8801	7/31/2008	5/30/2012	95
Santander Stgo.	Min. Escondida Ltda.	8796	7/31/2008	6/30/2012	95
Itau Chile	Minera Escondida Ltda	51288	2/29/2008	9/15/2009	337
Itau Chile	Minera Spence S.A.	51268	4/30/2008	4/30/2009	1,035
CorpBanca	Minera Spence S.A.	45774	7/31/2008	12/30/2009	396

				Totals	7,788

Note 12. Contingencies and commitments
The Company is not involved in any contingencies and commitments as of December 31, 2009 and 2008.
Note 13. Subsequent events
Between January 1st, 2010 and January 30, 2010, the issuance date of these financial statements, no subsequent events occurred that could materially affect the financial results of the Company.
Note 14. New accounting pronouncements
FASB Accounting Standards Codification
In June 2009, the Financial Accounting Standards Board, or FASB, issued the FASB Accounting Standards Codification, or the Codification, which provides authoritative guidance for GAAP. The Codification, which changes the referencing of financial standards, became effective for interim and annual periods ending on or after September 15, 2009. The Codification is now the single official source of authoritative U.S. GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, or EITF, and related literature. Only one level of authoritative U.S. GAAP now exists. All other literature is considered non-authoritative. The Codification does not change U.S. GAAP. The Company adopted the Codification during the third quarter of 2009. The Codification did not have any impact on our financial statements or related footnotes.
Fair Value Measurements and Disclosures
In September 2006, the FASB issued authoritative guidance included in ASC 820, Fair Value Measurements and Disclosures (previously SFAS 157 Fair Value Measurements and FSP FAS 157-2 Effective Date of FASB Statement No. 157) for fair value measurements, which defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurement. The Company adopted the guidance in the first quarter of 2009. The adoption of the guidance did not have a significant impact on the financial statements or related footnotes. In January 2010, the FASB issued an update in ASC 820, Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements to amended standards that require additional disclosures about inputs and valuation techniques used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs for fiscal years beginning after December 15, 2010. Additionally, these amended standards require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3), annual periods beginning after December 15, 2009. The Company does not expect these new standards to have significant impacts on the Company’s financial statements.
In August 2009, the FASB issued Accounting Standards Update, or ASU No. 2009-05—Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value. This update provides clarifications for the fair value measurement of liabilities in circumstances in which a quoted price in an active market for the identical liability is not available. The new guidance is effective for interim and annual periods beginning after August 27, 2009, and applies to all fair-value measurements of liabilities required by GAAP. No new fair-value measurements are required by the standard. The adoption of this statement did not have any material impact on the Company’s financial condition or operating results for the year ended December 31, 2009.
In June 2009, the FASB issued new guidance regarding accounting for transfers of financial assets that removes the scope exception from applying consolidations of variable interest entities. The guidance changes the requirements for recognizing financial assets and requires enhanced disclosures. The new requirements are effective for annual periods beginning after November 15, 2009, which is effective for the Company in the first quarter of 2010. The Company does not believe the adoption of the guidance will have a material impact on its financial statements.
In April 2009, the FASB issued authoritative guidance included in ASC 820, Fair Value Measurements and Disclosures (previously FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That are not Orderly), for estimating fair value when the market activity for an asset or liability has declined significantly. The Company adopted the guidance in the second quarter of 2009. The adoption of the guidance did not have a significant impact on the financial statements or related footnotes.
In April 2009, the FASB issued authoritative fair value disclosure guidance included in ASC 825, Financial Instruments (previously FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments), for financial instruments. The guidance requires disclosures for interim reporting periods of publicly traded companies as well as in annual financial statements. The guidance also requires those disclosures in summarized financial information at interim reporting periods. The Company adopted the guidance in the second quarter of 2009. The adoption of the guidance did not have a significant impact on the financial statements or related footnotes.
Measurement of Other-Than-Temporary Impairments
Authoritative guidance included in ASC 320, Investments Debt and Equity Securities (previously FSP FAS 115-2 and FAS 124-2 Recognition and Presentation of Other-Than-Temporary Impairments) is intended to bring consistency to the timing of impairment recognition, and provide improved disclosures about the credit and noncredit components of impaired debt securities that are not expected to be sold. The guidance also requires interim disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. The Company adopted the guidance in the second quarter of 2009. As of December 31, 2009, the unrealized losses were zero. The adoption of the statements did not have an impact on the Company’s financial condition or operating results.
Derivative Instruments and Hedging Activities
In March 2008, the FASB issued the FASB ASC 815, Derivative and Hedging (previously SFAS 161 Disclosures about Derivative Instruments and Hedging Activities). The guidance requires companies with derivative instruments to disclose information that should enable financial statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under the literature for derivative instruments and hedging activities, and how derivative instruments and related hedged items affect a Company’s financial position, financial performance and cash flows. The Company adopted the literature in the first quarter of 2009 and it requires enhanced disclosures, without a change to existing standards relative to measurement and recognition. The Company’s adoption of the literature did not have any effect on its earnings or financial position.
Business Combination
In December 2007, the FASB issued FASB ASC 805, Business Combinations (previously SFAS No. 141 (revised 2007), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree in a business combination. Under this guidance, an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. The guidance further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred; that restructuring costs generally be expensed in periods subsequent to the acquisition date; and that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be recognized as a component of provision for taxes. In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life. The Company adopted the guidance in the first quarter of 2009.
Revenue Recognition
In October 2009, the FASB issued FASB Accounting Standards Update, or FASB ASU 2009-13—Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, or ASU 2009-13. ASU 2009-13 addresses how to measure and allocate arrangement consideration to one or more units of accounting within a multiple-deliverable arrangement. The new guidance states that if vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, companies will be required to develop a best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. The Company will adopt the accounting guidance prospectively and will become effective during the first quarter of 2011. Early adoption is allowed. The Company is currently evaluating the impact of this accounting guidance on its financial statements.

In October 2009, the FASB issued ASU No. 2009-14—Software (Topic 985): Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, or ASU 2009-14. Previously, companies that sold tangible products with more than incidental software were required to apply software revenue recognition guidance. This guidance often delayed revenue recognition for the delivery of the tangible product. Under the new guidance, tangible products that have software components that are “essential to the functionality” of the tangible product will be excluded from the software revenue recognition guidance. The new guidance will include factors to help companies determine what is essential to the functionality. Software-enabled products will now be subject to other revenue guidance and will likely follow the guidance for multiple deliverable arrangements issued by the FASB in September 2009. The Company will apply the new guidance on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and will become effective during the first quarter of 2011. Early application is permitted. The Company is currently evaluating the impact of this accounting guidance on its financial statements.
* * * * * *